         AS FILED WITH THE SECURITIES AND EXCHANGE ON OCTOBER 29, 1998
                                                      REGISTRATION NO. 333-
                    POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NO. 333-13303
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           -------------------------

                                   FORM S-3
                   REGISTRATION STATEMENT AND POST-EFFECTIVE
               AMENDMENT NO. 1 UNDER THE SECURITIES ACT OF 1933

                           -------------------------

                            STERLING SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

        DELAWARE                                                 75-1873956
 (State of incorporation)                                     (I.R.S. Employer
                                                          Identification Number)

                           -------------------------

                          DON J. MCDERMETT, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            STERLING SOFTWARE, INC.
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:

                             MARK E. BETZEN, ESQ.
                          JONES, DAY, REAVIS & POGUE
                           2300 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                             DALLAS, TEXAS  75201
                                (214) 220-3939

                        ------------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        ------------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                               PROPOSED       PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                  AMOUNT TO BE       MAXIMUM OFFERING      AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED             REGISTERED(2)     PRICE PER UNIT(3)    OFFERING PRICE       FEE(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per
share(1) ........................     4,494,082 Shares          $23.84          $107,155,768        $29,790
=============================================================================================================

(1) Includes associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.10 per share, of the Registrant.
(2) Represents shares issuable upon the exercise of options available for grant under the Registrant's Amended and Restated 1996 Stock Option Plan (the "Plan"). The Prospectus contained herein also relates to up to 15,500,000 shares of Common Stock of the Registrant covered by Registration Statement No. 333-13303, as to which shares a registration fee in the amount of $68,253 has been previously paid. This Registration Statement and Registration Statement No. 333-13303, and the Prospectus contained herein, cover such additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) upon the basis of the average high and low prices of shares of Common Stock of the Registrant on the Composite Tape of the New York Stock Exchange, Inc. on October 28, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO UP TO 15,500,000 SHARES OF COMMON STOCK OF THE REGISTRANT COVERED BY REGISTRATION STATEMENT NO. 333-13303.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. The + + Company has filed a Registration Statement with the Securities and Exchange + + Commission relating to these securities, and may not sell these securities + + until the Registration Statement becomes effective. This Prospectus is not + + an offer to sell or a solicitation of an offer to buy securities in any +
+ jurisdiction where such offer or sale is not permitted.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS


                               19,994,082 SHARES


                            STERLING SOFTWARE, INC.


                                 COMMON STOCK


  Under the Sterling Software, Inc. 1996 Stock Option Plan, the Company has granted, and may in the future grant, options to purchase shares of its Common Stock to participants in the Plan. This Prospectus relates to the offer and sale by the Company to participants in the Plan (or their permitted transferees) of up to 19,994,082 shares of Common Stock issued or issuable upon the exercise of such options. This Prospectus also relates to offers and sales by certain of the Company's directors and executive officers (or their permitted transferees) of shares of Common Stock that have been or may be acquired by them upon the exercise of such options.

  The Company will receive the proceeds from the issuance of shares upon the exercise of options granted under the Plan, but will not receive any of the proceeds from sales of such shares by selling stockholders following the exercise of such options. Selling stockholders may sell their shares of Common Stock on one or more exchanges, in the over-the-counter market or in negotiated transactions. The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon then-current market prices or determined through negotiation.

  Selling stockholders and participating agents, brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions or discounts or any profit realized on any sale of such stockholders' shares of Common Stock may be deemed to be underwriting commissions or discounts.

  The Common Stock is listed for trading on the New York Stock Exchange under the symbol "SSW." On October 28, 1998, the closing price of the Common Stock on the New York Stock Exchange was $23.75. The Company will pay all expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts and commissions, brokers' fees and the fees and expenses of any legal counsel to selling stockholders.


                                ----------------


  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------


               The date of this Prospectus is October 29, 1998.

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

Available Information......................................................    2

Incorporation of Certain
   Documents by Reference..................................................    3

The Company................................................................    3

Recent Developments........................................................    3

Use of Proceeds............................................................    4

Resales of Shares; Selling Stockholders....................................    4

1996 Stock Option Plan.....................................................    6

Plan of Distribution.......................................................   11

Legal Matters..............................................................   11

Experts....................................................................   11

Forward-Looking Information................................................   11

Disclaimer.................................................................   12


                             AVAILABLE INFORMATION

  The Company files reports, proxy statements and other documents with the Securities and Exchange Commission in accordance with the requirements of the Securities Exchange Act of 1934. You may read and copy such reports, proxy statements and other documents at the public reference facilities maintained by the Commission at the following addresses:

     Judiciary Plaza                 Citicorp Center                 7 World Trade Center
     450 Fifth Street, N.W.,         500 West Madison Street         Suite 1300
     Washington, D. C. 20549         Suite 1400                      New York, New York  10048
                                     Chicago, Illinois 60661-2511

You may also obtain copies of such reports, proxy statements and other documents from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. (You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.) The Commission maintains an Internet site, located at http://www.sec.gov., that contains reports, proxy statements and other documents
regarding registrants that file electronically with the Commission.   You may
also read reports, proxy statements and other documents relating to the Company at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of Registration Statements filed by the Company with the Commission under the Securities Act of 1933 relating to 19,994,082 shares (the "Shares") of Common Stock of the Company (the "Common Stock") issued or issuable under the Sterling Software, Inc. Amended and Restated 1996 Stock Option

Plan (the "Plan") and offered hereby. This Prospectus and the Registration Statements also relate to such additional shares of Common Stock that any person may acquire as a result of the antidilution provisions of the Plan.

  Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statements (including the exhibits thereto). The statements contained in this Prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  As specified below, certain documents filed or to be filed by the Company with the Commission are incorporated by reference into this Prospectus. The information contained in such documents is considered to be part of this Prospectus, except that the information contained in later-dated documents shall supplement, modify or supersede, as applicable, the information contained in earlier-dated documents.

  The Company incorporates by reference into this Prospectus the documents listed below and all documents filed by the Company with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the time that the offering made hereby is completed.

  (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1997.

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, and June 30, 1998.

  (c) The Company's Current Report on Form 8-K dated June 21, 1998.

  (d) The Company's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on March 11, 1998.

  (e) The Company's Registration Statement on Form 8-A/A filed with the Commission on May 27, 1998.

  You may obtain, without charge, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than any exhibits expressly incorporated by reference in such documents) by writing or telephoning us as follows: Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Don J. McDermett, Jr., Senior Vice President and General Counsel (telephone: (214) 981-1000).


                                  THE COMPANY

  The Company was founded in 1981 and became a publicly owned corporation in 1983. The Company is a recognized worldwide supplier of software products and services within three major markets: applications management, systems management and federal systems. The mailing address of the Company's principal executive offices is 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and its telephone number is (214) 981-1000. See "Available Information" and "Incorporation of Certain Documents by Reference."


                              RECENT DEVELOPMENTS

  On July 9, 1998, the Company acquired all of the equity interest in Mystech Associates, Inc., a supplier of information technology services within the federal systems market, pursuant to a merger of Mystech with a wholly owned subsidiary of the Company. The aggregate consideration for the acquisition of Mystech consisted of 942,813 shares of Common Stock (inclusive of shares of Common Stock issuable upon the exercise of certain former Mystech stock options). On the closing date for this acquisition, the aggregate fair market value of such shares (based on the closing price reported on the NYSE Composite Transaction List) was $28,343,315. The acquisition of Mystech will be treated as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

  On July 31, 1998, the Company acquired all of the equity interest in Synon Corporation, a supplier of enterprise application development software tools and related professional services, pursuant to a merger of Synon with a wholly owned subsidiary of the Company. The aggregate consideration for the acquisition of Synon consisted of 2,978,367 shares of Common Stock (inclusive of shares of Common Stock issuable upon the exercise of certain former Synon stock options). On the closing date for this acquisition, the aggregate fair market value of such shares (based on the closing price reported on the NYSE Composite Transaction List) was $77,623,689. The acquisition of Synon will be treated as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

  On October 26, 1998, the Company acquired all of the equity interest in Cayenne Software, Inc., a supplier of a suite of workgroup-to-enterprise analysis and design solutions for software developers. The purchase price for the acquisition was approximately $11.4 million in cash. The acquisition of Cayenne will be treated as a taxable transaction for federal income tax purposes and as a purchase for accounting purposes.


                                USE OF PROCEEDS

  The proceeds from the issuance of Shares upon the exercise of options granted under the Plan ("Options") will be added to the Company's funds and used for general corporate purposes. The Company will not receive any of the proceeds from any sales of Shares by selling stockholders following the exercise of such Options.


                    RESALES OF SHARES; SELLING STOCKHOLDERS

  Holders of Options who are not affiliates of the Company may offer and sell Shares acquired upon the exercise of Options without registration under the Securities Act of 1933. Holders of Options who are affiliates of the Company may offer and sell Shares acquired upon the exercise of Options only pursuant to an effective registration statement under the such Act or an exemption from the registration requirements of such Act. As used in this Prospectus, the term "affiliate" includes any person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

  The persons identified in the following table (collectively, the "Selling Stockholders") are eligible to offer and sell Shares acquired by them upon the exercise of Options pursuant to the Registration Statement and this Prospectus. The inclusion of any person in the following table should not be construed as an indication or admission that such person is an affiliate of the Company.

  The Company is unaware of whether the Selling Stockholders presently intend to sell the Shares that they now own or that they may hereafter acquire upon exercise of Options. See "Plan of Distribution." The Company in the future may grant additional Options to the persons listed below and may allow persons other than those listed below to offer and sell Shares acquired upon the exercise of Options pursuant to the Registration Statement and this Prospectus (which, in each such case, will be supplemented).

                                        COMMON STOCK                                 COMMON STOCK
                                          OWNERSHIP            NUMBER OF           OWNERSHIP AFTER
                                  PRIOR TO OFFERING (1)(2)     SHARES OF              OFERING (2)
                                  -------------------------   COMMON STOCK   ---------------------------
       NAME AND POSITION            NUMBER      PERCENTAGE   OFFERED HEREBY   NUMBER       PERCENTAGE
--------------------------------  -----------  ------------  --------------  ---------  ----------------
John R. Cook (3)................      201,457        *              200,000      1,457           *
  Senior Vice President
Robert J. Donachie (4)..........      125,700        *              100,000     25,700           *
  Director
Werner L. Frank (5).............      442,376        *              250,000    192,376           *
  Executive Vice President
Michael C. French (6)...........      131,600        *              130,000      1,600           *
  Director
F.L. (Mike) Harvey (7)..........      326,011        *              325,000      1,011           *
  Senior Vice President
M. Gene Konopik (8).............      212,497        *              200,000     12,497           *
  Executive Vice President
Don J. McDermett, Jr. (9).......      166,950        *              166,000        950           *
  Senior Vice President and
  General Counsel
Donald R. Miller, Jr. (10)......      105,000        *              100,000      5,000           *
  Director
Phillip A. Moore (11)...........      358,001        *              300,000     58,001           *
  Director
B. Carole Morton (12)...........      318,918        *              250,000     68,918           *
  Senior Vice President
Alan W. Steelman (13)...........       75,000        *               75,000          0           *
   Director
Geno P. Tolari (14).............      935,948      1.1%             925,000     10,948           *
   Executive Vice President
   and Chief Operating Officer
Sterling L. Williams (15).......    3,608,408      4.2%           3,600,000      8,408           *
   President, Chief Executive
   Officer and Director
R. Logan Wray (16)..............      251,248        *              250,000      1,248           *
   Senior Vice President and
   Chief Financial Officer
Charles J. Wyly, Jr. (17).......    3,201,892      3.8%           1,800,000  1,401,808         1.7%
   Vice-Chairman of the
   Board and Director
Evan A. Wyly (18)...............      369,158        *              200,000    169,158           *
   Director
Sam Wyly (19)...................    4,598,523      5.4%           3,600,000    998,476         1.2%
   Chairman of the Board and
   Director

____________________

*     Less than 1% of class.
(1)   Based on ownership as of September 30, 1998.
(2) Based on 82,243,173 shares of Common Stock issued and outstanding as of September 30, 1998.
(3) Includes 200,000 shares to be acquired upon exercise of Options granted under the Plan, 20,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 151 shares of Common Stock held pursuant to the Sterling Software, Inc. Savings and Security Plan (the "Savings Plan") and 1,306 shares acquired pursuant to the Sterling Software, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan").
(4) Includes 100,000 Shares to be acquired upon exercise of Options granted under the Plan, 50,000 of which are exercisable within 60 days of the date of this Prospectus.
(5) Includes 250,000 Shares to be acquired upon exercise of Options granted under the Plan, 75,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 8,470 shares of Common Stock held pursuant to the Savings Plan.
(6) Includes 130,000 Shares to be acquired upon exercise of Options granted under the Plan, 55,000 of which are exercisable within 60 days of the date of this Prospectus.
(7) Includes 325,000 Shares to be acquired upon exercise of Options granted under the Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 141 shares of Common Stock held pursuant to the Savings Plan and 870 shares of Common Stock acquired pursuant to the Stock Purchase Plan.

(8) Includes 200,000 Shares to be acquired upon exercise of Options granted under the Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 11,574 shares of Common Stock held pursuant to the Savings Plan and 923 shares of Common Stock acquired pursuant to the Stock Purchase Plan.
(9) Includes 166,000 Shares to be acquired upon exercise of Options granted under the Plan, 37,900 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 313 shares of Common Stock held pursuant to the Savings Plan and 637 share of Common Stock acquired pursuant to the Stock Purchase Plan.
(10) Includes 100,000 Shares to be acquired upon exercise of Options granted under the Plan, 50,000 of which are exercisable within 60 days of the date of this Prospectus.
(11) Includes 300,000 Shares to be acquired upon exercise of Options granted under the Plan, 150,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 10,203 shares of Common Stock held pursuant to the Savings Plan.
(12) Includes 250,000 Shares to be acquired upon exercise of Options granted under the Plan, 112,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 11,168 shares of Common Stock held pursuant to the Savings Plan.
(13) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan, none of which are exercisable within 60 days of the date of this Prospectus.
(14) Includes 925,000 Shares to be acquired upon exercise of Options granted under the Plan, 300,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 9,642 shares of Common Stock held pursuant to the Savings Plan and 1,306 shares of Common Stock acquired pursuant to the Stock Purchase Plan.
(15) Includes 3,600,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes approximately 408 shares of Common Stock held pursuant to the Savings Plan.
(16) Includes 250,000 shares to be acquired upon exercise of options granted under the Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 54 shares of Common Stock held pursuant to the Savings Plan and 1,194 shares of Common Stock acquired pursuant to the Stock Purchase Plan.
(17) Includes 1,800,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 883,398 shares of Common Stock directly owned by family trusts of which Mr. Charles J. Wyly, Jr. is trustee and 513,148 shares of Common Stock held of record by a limited partnership of which Mr. Charles J. Wyly, Jr. is a general partner. Also includes approximately 5,346 shares of Common Stock held pursuant to the Savings Plan.
(18) Includes 200,000 Shares to be acquired upon exercise of Options granted under the Plan, currently held of record by a limited partnership of which Mr. Evan A. Wyly is a general partner, 100,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 254 shares of Common Stock held pursuant to the Savings Plan.
(19) Includes 3,600,000 Shares to be acquired upon exercise of Options granted under the Plan, 150,000 of which are currently held of record by the marital trust of Mr. Sam Wyly's spouse and all of which are presently exercisable. Also includes 716,706 shares of Common Stock directly owned by family trusts of which Mr. Sam Wyly is trustee and 277,224 shares of Common Stock held of record by a limited partnership of which Mr. Sam Wyly is a general partner. Also includes approximately 4,593 shares of Common Stock held pursuant to the Savings Plan.


                             1996 STOCK OPTION PLAN

GENERAL

  A copy of the Plan has been filed as an exhibit to the Company's Registration Statement on Form S-3 (Commission File No. 333-13303). Any amendment that may be made to the Plan after the date of this Prospectus will be filed with the Commission in accordance with the informational requirements of the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

  The following summaries of certain provisions of the Plan do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the Plan. Copies of the Plan and additional information regarding the Plan and the Plan's administrators may be obtained by contacting the Company in the manner specified in "Incorporation of Certain Documents by Reference." Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to such terms in the Plan.

PURPOSE AND ADOPTION

  The Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, key employees, directors, advisors and consultants, and to provide additional incentives for such persons to devote themselves to the Company's business. The Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company. The Board of Directors of the Company (the "Board") adopted the Plan on April 22, 1996. The stockholders of the Company approved the adoption of the Plan on May 29, 1996.

SHARES COVERED

  As of October 1, 1998, the total number of shares of Common Stock available for issuance under the Plan was 19,994,082 and Options for 18,299,600 of such shares had been granted, resulting in Options for 1,694,482 shares being available for grant as of such date. As of October 26, 1998, Options to purchase 11,419,875 shares of Common Stock were presently exercisable. Under the terms of the Plan, if at the close of business on the last day of any fiscal quarter of the Company, the sum of (i) the total number of shares of Common Stock theretofore issued upon the exercise of Options, (ii) the total number of shares of Common Stock then subject to outstanding Options, and (iii) the total number of shares of Common Stock then remaining available under the Plan for future grants of Options (such sum being the "Actual Number") is less than 20% of the total number of shares of Common Stock then outstanding, computed on a fully-diluted basis (the "Target Number"), the number of shares of Common Stock available for issuance under the Plan will automatically be increased to a number that will result in the Actual Number being equal to the Target Number. Shares of Common Stock issued under the Plan may be authorized but unissued shares, shares held in treasury or a combination thereof.

OPTIONS

  The Plan authorizes the grant of Options to purchase shares of Common Stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and which permit a participant to benefit from increases in the value of shares of Common Stock above a predetermined purchase price per share. Options are more fully described under "--Description of Awards" below.

ADMINISTRATION

  The Plan is administered by the Board, the 1996 Stock Option Committee of the Board (the "Stock Option Committee") and the 1996 Special Stock Option Committee of the Board (the "Special Stock Option Committee"), which have the authority to determine from time to time the individuals to whom Options will be granted, the number of shares to be covered by each Option and the time or times at which Options will become exercisable; provided that the Special Stock Option Committee has exclusive administrative authority with respect to Options intended to comply with Section 162(m) of the Code. All of the members of the Special Stock Option Committee, which may not be comprised of fewer than two members, are intended to qualify as "outside directors" within the meaning of
Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Although each of the Board, the Special Stock Option Committee and the Stock Option Committee has the authority under the Plan to make grants of Options to any Plan participant, it is anticipated that the Special Stock Option Committee will make grants to Plan participants who are executive officers of the Company and/or members of the Board, and that the Stock Option Committee will make grants to all other Plan participants.

  The Board, the Stock Option Committee and the Special Stock Option Committee have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Option. The interpretation and construction by the Board, the Stock Option Committee or Special Stock Option Committee, as applicable, of any such provision and any determination by the Board, the Stock Option Committee or the Special Stock Option Committee, as applicable, pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive; provided that in the event the Stock Option Committee and the Special Stock Option Committee disagree (or either disagrees or both disagree with the Board) with respect to such interpretation, construction or determination, the Board's determination will be final and conclusive except as described above with respect to Options intended to comply with Section 162(m) of the Code.

ELIGIBILITY

  Executive officers, key employees, advisors and consultants of the Company and its subsidiaries and directors of the Company are eligible to receive grants of Options.

TRANSFERABILITY

  Each Option granted pursuant to the Plan may be subject to such transfer restrictions, if any, as the Board, the Stock Option Committee or the Special Stock Option Committee, as applicable, may determine.

ADJUSTMENTS

  The Board, the Stock Option Committee or the Special Stock Option Committee may make or provide for such adjustments in the maximum number of shares available under the Plan, in the number of shares of Common Stock covered by outstanding Options, in the purchase price per share of Common Stock covered by Options, and/or in the kind of shares covered thereby (including shares of another issuer), as the Board or such committee, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Plan participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

VESTING OF CERTAIN OPTIONS UPON A CHANGE IN CONTROL

  The stock option agreement evidencing any Option may provide for the earlier exercise of such Option in the event of a change in control of the Company (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.

NONQUALIFIED AND UNFUNDED

  The Plan is unfunded and does not give participants any rights that are superior to those of the Company's general creditors. The Plan is not subject to the provisions of ERISA and is not qualified under Section 401(a) of the Code.

CONTINUATION AND TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

  The Plan does not confer upon any Plan participant any rights with respect to continuation of employment or other service with the Company or any of its subsidiaries and does not interfere in any way with any right that the Company or any of its subsidiaries would otherwise have to terminate a Plan participant's employment or other service at any time.

TERMINATION AND AMENDMENT

  The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Options. The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 or any other rule under Section 16 of the Securities Exchange Act of 1934 is amended or supplemented, in either event to permit the Company to remove or lessen any restrictions with respect to Options, the Board, the Stock Option Committee or the Special Stock Option Committee may amend the Plan to the extent of any such requirement, amendment or supplement, and all Options then outstanding will be subject to such amendment.

DESCRIPTION OF AWARDS

  The Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price of the Options may not be less than the fair market value per share of Common Stock on the grant date. The Board, the Stock Option Committee or the Special Stock Option Committee, as applicable, may, without the consent of the holder of an Option, amend the terms of such Option in various respects, including acceleration of the time at which the Option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

  Each grant of Options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the Board, the Stock Option Committee or the Special Stock Option Committee, as the case may be, or by a combination of such methods of payment. The Plan does not require that a participant hold shares received upon the exercise of Options for a specified period and permits immediate sequential exercises of Options with the exercise price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. Certain U.S. federal income tax consequences of the grant, exercise and transfer of Options, and of subsequent sales of Shares acquired upon the exercise of Options, are summarized below. This Summary is based on the Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. Moreover, this summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, exercise, transfer or disposition of an Option or of Shares acquired upon the exercise of an Option. IN PARTICULAR, THIS SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES, IF ANY, OF ANY SUCH ACQUISITION, EXERCISE, TRANSFER OR DISPOSITION UNDER ANY APPLICABLE FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

  Options granted under the Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the Plan participant at the time of the grant, but the participant will recognize ordinary compensation income at the time of exercise of the options if the shares acquired upon such exercise are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price of the related option. Such income is subject to payment and withholding of income, FICA and medicare taxes. Generally, Plan participants may satisfy their withholding obligation by writing a check to the Company or by another method permitted by the Company, including through so-called "cashless" exercises. A Plan participant's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price of the related options plus any amount treated as ordinary income. If shares acquired upon exercise of an option are later sold or exchanged, the difference between the sales price and the Plan participant's tax basis in the shares will generally be taxable as a capital gain or loss (if the stock is a capital asset of the Plan participant). For individuals, the rate of taxation of capital gains will depend on (i) the individual's holding period for the shares at the time of the sale or other taxable disposition (with the lowest rate available for shares held more than 12 months) and (ii) the individual's marginal tax rate for ordinary income. The deductibility of capital losses is subject to certain limitations which are not addressed herein.

  If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the Plan participant ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The Plan participant's basis in the number of optioned shares received equal to the number of Previously Acquired Shares surrendered would be the same as the Plan participant's basis in the Previously Acquired Shares. However, the Plan participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares surrendered, and the Plan participant's basis in such excess shares would be equal to their fair market value at the time of exercise.

  Federal Income Tax Consequences for Transferors. A Plan participant who transfers a transferable Option by way of gift (the "Transferor") will not recognize income at the time of the transfer. Instead, at the time the transferee of the transferable Option (the "Transferee)" exercises the transferable Option, the Transferor will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares purchased by the Transferee over the exercise price of the related Option, in the same manner as if the Transferor had retained and exercised the Option. Prior to making a transfer of a transferable Option, a Plan participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

  Federal Income Tax Consequences for Transferees. A Transferee will not recognize income at the time of a transfer of a transferable Option. As described in the preceding paragraph, the Transferor and not the Transferee will generally recognize ordinary compensation income at the time the Transferee exercises the Option. A Transferee who chooses to exercise a transferable Option in whole or in part by delivery of other shares of Common Stock already owned by the Transferee should consult with his or her own tax advisor concerning the tax consequences of such a transaction. If Shares acquired upon exercise of a transferable Option are later sold or exchanged, the difference between the sales price and the Transferee's tax basis in the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the Transferee). The tax basis for the Shares in the hands of the Transferee would be the exercise price of the transferable Option plus the amount of the income recognized by the Transferor at the time of exercise.

  Special Rules Applicable to Insiders. In limited circumstances where the sale of Shares that are received as the result of the exercise of an Option could subject an officer or director of the Company to suit under Section 16(b) of the Securities Exchange Act of 1934, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the Shares received so long as the sale of the Shares received could subject the officer or director to suit under Section 16(b) of such Act, but not longer than six months.

  General Matters Applicable to the Company. To the extent that a Plan participant (including a Transferor) recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding federal income tax deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Code, and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Plan may be subject to acceleration in the event of a change in control of the Company. In the event of a change in control of the Company, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the Options will be deductible by the Company under the "excess parachute payments" provisions of the Code.

  BECAUSE THE TAX CONSEQUENCES TO A PLAN PARTICIPANT MAY VARY DEPENDING ON HIS OR HER INDIVIDUAL CIRCUMSTANCES, EACH PLAN PARTICIPANT SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE FEDERAL AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO HIM OR HER.

                              PLAN OF DISTRIBUTION

  Upon the exercise of Options, the Company will issue Shares directly to or for the benefit of the Plan participants (or their permitted transferees) exercising such Options.

  Any of the Selling Stockholders may sell or otherwise dispose of all or any portion of his or her Shares from time to time: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) through the writing of options on the Shares, (v) through the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) through block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (viii) through exchange distributions in accordance with the rules of the applicable exchange, including the NYSE, (ix) in transactions in the over-the-counter market, (x) in any combination of one or more of the foregoing, or (xi) in any other lawful manner. Such sales may be made at then-current market prices, at prices related to then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the such Act. In addition, any of the Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Company will pay all of the expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any legal counsel to the Selling Stockholders.


                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.


                                    EXPERTS

  The consolidated financial statements and financial statement schedule appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION

  This Prospectus contains and/or incorporates by reference forward-looking statements. Such statements are based upon the beliefs and assumptions of, and on information available to, the management of the Company. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (1) statements preceded by, followed by or that include the words "may," "will,"

"could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties, including (a) risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions, (b) possible changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions, and (c) actions taken or omitted to be taken by third parties, including customers, suppliers, business partners, competitors and legislative, regulatory, judicial and other governmental authorities and officials. In addition to any risks and uncertainties specifically identified in the text surrounding such forward-looking statements, the statements in the immediately preceding sentence and the statements in the reports, proxy statements and other information referred to in "Available Information" constitute cautionary statements identifying important factors that could cause actual amounts, results, events and circumstances to differ materially from those reflected in such forward-looking statements.


                                   DISCLAIMER

  EXCEPT FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OR SALE OF THESE SECURITIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               19,994,082 SHARES



                            STERLING SOFTWARE, INC.



                                 COMMON STOCK



                        --------------------------------

                                   PROSPECTUS

                       ---------------------------------



                                OCTOBER 29, 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered are estimated as follows:

         Securities and Exchange Commission registration fee..  $29,790
         NYSE listing fee.....................................   15,730
         Legal fees and expenses..............................    7,500
         Accounting fees and expenses.........................    5,000
         Printing expenses....................................    5,000
         Miscellaneous expenses...............................    5,000
         Total................................................  $68,020
                                                                =======

The expenses to be borne by the Selling Stockholders in connection with the issuance and distribution of the securities being registered (other than any underwriting discounts and commissions, which will be described in an applicable Prospectus Supplement to the extent required) are expected to consist solely of the fees and expenses of their respective legal counsel and other incidental expenses which the Company is unable to estimate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Bylaws of the Company (the "Bylaws") provide for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto.

  Although the Certificate of Incorporation generally absolves the Company's directors from personal liability for monetary damages resulting from breaches of their fiduciary duty of care, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. In addition, the Certificate of Incorporation does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

  Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

  As authorized by the Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 16.  EXHIBITS

     4.1 Certificate of Incorporation (previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference)

     4.2 Bylaws (previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed on May 27, 1998 and incorporated herein by reference)

     4.3 Form of Common Stock Certificate (previously filed as an exhibit to the Company's Registration Statement No. 2-86825 and incorporated herein by reference)

     4.4 Rights Agreement, dated December 18, 1996, between the Company and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference)

     4.5 First Amendment to Rights Agreement, dated as of March 12, 1998, between the Company and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed April 3, 1998 and incorporated herein by reference)

     5.1  Opinion of Jones, Day, Reavis & Pogue

    23.1  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

    23.2  Consent of Ernst & Young LLP

    24.1  Power of Attorney

ITEM 17.  UNDERTAKINGS

  A. The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 29, 1998.

                              STERLING SOFTWARE, INC.

                              By: /s/ Don J. McDermett, Jr.
                                  -----------------------------------------
                                  Don J. McDermett, Jr.
                                  Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 29, 1998.

       Signatures                                  Title
       ----------                                  -----
          *                   Chief Executive Officer and President; Director
----------------------                  (Principal Executive Officer)
Sterling L. Williams

          *                  Senior Vice President and Chief Financial Officer
----------------------          (Principal Financial and Accounting Officer)
    R. Logan Wray

          *                            Chairman of the Board; Director
----------------------
       Sam Wyly

          *                         Vice Chairman of the Board; Director
----------------------
 Charles J. Wyly, Jr.

          *                                Vice President; Director
----------------------
     Evan A. Wyly

          *                                         Director
----------------------
   Phillip A. Moore

          *                                         Director
----------------------
  Michael C. French

          *                                         Director
----------------------
   Donald R. Miller

          *                                         Director
----------------------
  Robert J. Donachie

          *                                         Director
----------------------
   Alan W. Steelman

*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.


                                        /s/ Don J. McDermett, Jr.
                                        ------------------------------
                                        Don J. McDermett, Jr.
                                        Attorney-in-Fact

EXHIBITS

     4.1 Certificate of Incorporation (previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference)

     4.2 Bylaws (previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed on May 27, 1998 and incorporated herein by reference)

     4.3 Form of Common Stock Certificate (previously filed as an exhibit to the Company's Registration Statement No. 2-86825 and incorporated herein by reference)

     4.4 Rights Agreement, dated December 18, 1996, between the Company and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference)

     4.5 First Amendment to Rights Agreement, dated as of March 12, 1998, between the Company and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed April 3, 1998 and incorporated herein by reference)

     5.1  Opinion of Jones, Day, Reavis & Pogue

    23.1  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

    23.2  Consent of Ernst & Young LLP

    24.1  Power of Attorney